AMENDMENT TO THE
                                REVISED BYLAWS OF
                            ALEXANDER & BALDWIN, INC.
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         The Revised Bylaws of Alexander & Baldwin, Inc. as amended effective
February 22, 2001 ("Bylaws") are hereby amended, effective January 26, 2006, as follows:

         Article VII, Section 1 and Section 3 of the Bylaws be, and hereby are, amended in their entireties, effective January 26, 2006, to read as follows:

         "SECTION 1. Certificates of Stock. The certificates of stock of each
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         class shall be in such form and of such device as the Board of
         Directors may, from time to time, determine, including uncertificated shares. The rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical. Every share certificate shall be signed by the Chairman of the Board, if appointed, or the President or a vice president and by the Treasurer or the Secretary or an assistant treasurer or assistant secretary and shall bear the corporate seal, provided, however, that the Board of Directors in its discretion may provide that any certificate which shall be signed by a transfer agent or by a registrar may be sealed with only the facsimile seal of the Corporation and may be signed with only the facsimile signatures of the officers above designated. In case any officer who has signed or whose facsimile signature has been placed upon any certificate shall have ceased to be such officer before such certificate is issued, such certificate may, nevertheless, be issued with the same effect as if such officer had not ceased to be such at the date of its issue. Certificates shall not be issued for nor shall there be registered any transfer of any fraction of a share. In the event that fractional parts of or interests in any share shall result in any manner from any action by the stockholders or directors of the Corporation, the Treasurer may sell the aggregate of such fractional interests under such reasonable terms and conditions as the Treasurer shall determine subject, however, to the control of the Board of Directors, and distribute the proceeds thereof to the person or persons entitled thereto.

         "SECTION 3. Transfer of Stock. "Transfer of stock may be made in any
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         manner permitted by law, but no transfer shall be valid (except between the parties thereto) until the transfer shall have been duly recorded in the stock books of the Corporation and a new certificate or evidence of uncertificated shares are issued. No transfer shall be entered in the stock books of the Corporation, nor shall any new certificate be issued until the old certificate, properly endorsed, shall be surrendered and canceled or proper transfer instructions are received from the holder of uncertificated shares."